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                                                           For Immediate Release

INVESTOR RELATIONS CONTACT:                                     COMPANY CONTACT:
   Neil Berkman or Melanie Beeler                                Owen Farren
   Neil Berkman Associates                                       President & CEO
   (310) 277-5162                                                (856) 727-1500
   info@BerkmanAssociates.com                                    www.slpdq.com



                   SL INDUSTRIES UPDATES BUSINESS DEVELOPMENTS

             Completes Telecom Restructuring Program With Closure of
                            Reynosa, Mexico Facility

         MT. LAUREL, NEW JERSEY, October 10, 2001 . . . SL INDUSTRIES, INC. (NYSE & PHLX:SL) today provided an update on business developments and announced that it has completed its planned restructuring in response to the slowdown in the telecommunications industry, with the closure of its manufacturing facility in Reynosa, Mexico.

         Owen Farren, President and Chief Executive Officer, said, "To further reduce the impact on SL Industries of the slowdown in the telecommunications market, the Company's Condor D.C. Power Supplies subsidiary will close its manufacturing plant in Reynosa, Mexico and consolidate operations in its facility in Mexicali, Mexico. We expect these actions to further improve operating profits and cash flow, while maintaining Condor's flexibility to meet increased demand for power supplies for customers in the telecommunications industry when conditions improve. The Company will record an additional restructuring charge of approximately $2.5 million in connection with the closure of the Reynosa facility."

         Farren continued, "As a result of aggressive cash management, cost reductions and restructuring activities, the Company's financial condition has significantly improved over the last quarter. In addition, the Company has experienced continued strength in all of its business segments other than the semiconductor and telecommunications markets. Assuming that business activity continues at its current levels and the Company is able to draw on its revolving credit facility, we anticipate that the Company will have adequate liquidity to fund operations and working capital requirements."

         As previously announced, the Company obtained a waiver of certain financial covenants in its revolving credit facility for the fiscal quarters ended March 31, 2001, and June 30, 2001. The Company has advised its banks that it will be in default of the financial covenants in the revolving credit facility for the quarter ended September 30, 2001 and is currently in discussions with its banks to amend its financial covenants for such quarter and beyond.

                                     (more)
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SL INDUSTRIES UPDATES BUSINESS DEVELOPMENTS
October 10, 2001
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As the Company and its banks are still in negotiations, it is too early to determine if these discussions will be successful. If the Company and the banks are unable to reach an agreement, the Company's ability to continue operations as presently conducted will be materially adversely affected.

         Farren concluded, "As mentioned earlier, the Company has experienced strong activity in all of its business segments, other than sales to the semiconductor and telecommunications markets. Although the Company has not yet been adversely impacted by the attacks of September 11, it is still too early to determine future business conditions as a result of the attacks. The Company's SL-Montevideo Technology and Elektro-Metall Export subsidiaries engage in substantial business in the aerospace sector, serving both defense and commercial aerospace customers. As previously announced, we know of no development or event to account for the recent unusual trading activity in shares of the Company's common stock.

         "The recent attacks have, however, impacted the capital markets and delayed the sales process for the Company and its business segments. The Company and Credit Suisse First Boston expect to conclude preliminary discussions with potential purchasers and complete analyses of proposed transactions by the end of October."

ABOUT SL INDUSTRIES

         SL Industries, Inc. designs, manufactures and markets Power and Data Quality (PDQ) equipment and systems for industrial, medical, aerospace and consumer applications. For more information about SL Industries, Inc. and its products, please visit the Company's web site at www.SLpdq.com.

FORWARD-LOOKING STATEMENTS

         This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: the effectiveness of the restructuring and other cost reduction actions undertaken by the Company, the timing and degree of any business recovery in certain of the Company's markets that are currently experiencing an economic downturn, changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, constraints on supplies of critical components, excess or shortage of production capacity, and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Those conditions include increased economic uncertainty and political instability following the terrorist attacks in the United States on September 11, 2001. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

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